Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 21, 2017, relating to (1) the consolidated financial statements of Leju Holdings Limited and its subsidiaries (“the Group”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the basis of financial statement presentation), and (2) the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F (No. 001-36396) of the Group for the year ended December 31, 2016.

Deloitte Touche Tohmatsu Certified Public Accountant LLP

/s/ Deloitte Touche Tohmatsu Certified Public Accountant LLP

Shanghai, China

May 4, 2017